JACKSON L. MORRIS
Attorney at Law
Admitted in Florida and Georgia (emeritus)
December 17, 2014

Board of Directors
Galenfeha, Inc.
Suite 100
2705 Brown Trail
Bedford, Texas 76021

Lady and Gentlemen:

         I have acted, at your request, as special counsel to Galenfeha, Inc. (“Galenfeha”), a Nevada corporation, for the purpose of rendering an opinion as to the legality of 25,640,000 shares of Galenfeha's common stock, par value $0.001 per share, to be offered and distributed by selling stockholders identified in a registration statement, Commission File No. 333-198573, filed by Galenfeha with the U.S. Securities and Exchange Commission (the "SEC") on Form S-1, for the purpose of registering the offer and sale of the Shares (“Registration Statement”).

         For the purpose of rendering my opinion herein, I have reviewed Statutes of the State of Nevada, to the extent I deem relevant to the matter opined upon herein, certified or purported true copies of the Articles of Incorporation of Galenfeha and all amendments thereto, the Bylaws of Galenfeha, selected proceedings of the board of directors of Galenfeha authorizing the issuance of the Shares and appointing Island Stock Transfer, Clearwater, Florida (the "Transfer Agent"), a firm registered in compliance with Section 17A of the Securities Exchange Act of 1934, as amended, as Galenfeha's transfer agent, certificates of officers of Galenfeha and of public officials, records of the Transfer Agent and such other documents of Galenfeha and of public officials as I have deemed necessary and relevant to the matter opined upon herein. I have assumed, with respect to persons other than directors and officers of Galenfeha, the due and proper election or appointment of all persons signing and purporting to sign the documents in their respective capacities, as stated therein, the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted and reprocessed text of such documents.

         Based upon the review described above, it is my opinion that the Shares are duly authorized, validly issued, fully paid and non assessable, in accordance with the requirements set forth in §§78.211 and 78.215, NRS, the Nevada Private Corporations Law.

         I have not examined the draft Registration Statement for the purpose of determining the accuracy or completeness of the information included therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1, and I express no opinion with respect thereto. My forgoing opinion is strictly limited to matters of Nevada corporation law; and, I do not express an opinion on the federal law of the United States of America or the law of any state or jurisdiction therein other than Nevada, as specified herein. I am not a member of the Nevada bar, but have assumed that a member of the Nevada bar would read and interpret the plain language of the Nevada corporate law as I have for purposes of this opinion.

         I consent to the use of my opinion as an exhibit to the Registration Statement and to the reference thereto under the heading “Interests of Named Experts and Counsel - Experts” in the prospectus contained in the Registration Statement.

Very truly yours,

/s/ Jackson L. Morris

Jackson L. Morris

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